MARINA BIOTECH, INC.

17870 Castleton Street, Suite 250

City of Industry, CA 91748

June 5, 2017

Erik Emerson

19366 Green Lakes Lp

Bend, OR 97702

Dear Mr. Emerson:

We are very pleased that you have decided to accept employment with Marina Biotech, Inc., a Delaware corporation (the “Company”), effective upon the Effective Date (as defined below), and are writing to confirm the terms of your employment.

Title/Duties:	You shall be employed as the Chief Commercial Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”). As Chief Operating Officer, you shall have the powers, responsibilities and authorities assigned to you by the CEO from time to time. You will devote such time and efforts as is reasonably necessary to the performance of your duties for the Company, which is anticipated to represent approximately 50% of your business time. Other than as expressly approved by the Company any services that you provide to others while employed by the Company shall not: (i) violate any restrictive covenants by which you are bound, including, but not limited to, your obligations as set forth in the Restrictive Covenant Agreement (as defined below) or (ii) otherwise interfere with your duties to the Company.

Start Date:	Your employment with the Company as Chief Commercial Officer (and your rights and obligations hereunder, other than as specifically set forth herein) will commence effective upon the closing of a single capital raising transaction by the Company involving the issuance by the Company of its equity (or equity-linked) securities yielding aggregate gross proceeds to the Company of not less than $5,000,000; provided, that the closing of such financing transaction occurs on or prior to December 31, 2017.

Base Salary:	Base salary of $150,000 per year (“Base Salary”), payable in accordance with the Company’s payroll practices, for the period of time in which the allocation of your time remains at the 50% threshold.

Discretionary Bonus:	You will be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company (the “Board”) in an amount up to 40% of your Base Salary, with the payment of such bonus to be based on the achievement of such corporate milestones / sales milestones / sales & marketing team milestones as shall be determined by the Board following good faith consultation with you.

Restricted Stock Grant:	The Company shall issue to you, in connection with your execution and delivery of this letter (and thus prior to and not contingent upon the Effective Date), 600,000 restricted shares of the common stock of the Company under the Company’s 2014 Long-Term Incentive Plan, with all of such shares to vest on the six (6) month anniversary of the date of this letter (provided that you and Symplmed have performed the obligations and satisfied the covenants applicable to you to the reasonable satisfaction of the Company pursuant to that certain Asset Purchase Agreement dated as of June 5, 2017 by and between the Company and Symplmed). The grant of such restricted shares of common stock shall be further evidenced by a separate grant agreement to be entered into between you and the Company. You hereby agree that you shall not sell more than 100,000 shares of the common stock granted to you pursuant to this letter during any calendar month.

Employee Benefits:	You shall be eligible to participate in all Company employee benefit plans and programs which the Company generally makes available to employees, subject to the terms of such plans and programs. However, nothing herein requires the Company to offer or maintain any benefit plan, program or practice, and the Company may modify, amend or terminate such plans, programs and practices at any time in its sole discretion.

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Paid Time Off:	You shall be entitled to fifteen (15) business days of paid vacation in each calendar year, subject to the policies and procedures of the Company concerning vacation and sick time.

Termination:	Your employment will be that of an at-will employee which means that either the Company or you can end the employment relationship at any time for any reason or for no reason, with or without notice, or with or without Cause (defined below). In the event that your employment with the Company terminates for any reason, you shall not be entitled to any severance amounts of any kind or other post termination payments, except as required by law (if any).

Return of Company Property:	You agree that, upon the termination of your employment with the Company for any reason, or upon any request by the Company at any time, you will immediately deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items which you developed or which are connected in any way with your employment with the Company, or which otherwise belong to the Company, its successors or assigns.

Non-Solicitation/Confidentiality Agreement/Policies	As a condition of your employment, you hereby agree to execute and to be subject to the covenants and other provisions of the Company’s standard confidentiality, restrictive covenant and intellectual property agreement (the “Restrictive Covenant Agreement”), attached hereto as Schedule A and incorporated herein by reference. You also agree that you will comply with all Company policies and procedures.

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This letter and your employment will be governed by the law of the State of California. This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The Company may withhold from any payments any amounts required to be withheld by law. If any provision of this letter shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. The Company shall determine “Cause” in its sole discretion, which shall include, but not be limited to, your failure to execute the Restrictive Covenant Agreement or your failure to comply with the Company’s policies and the Restrictive Covenant Agreement. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this letter. The respective rights and obligations of the parties hereunder shall survive any termination of your employment with the Company to the extent necessary to the intended preservation of such rights and obligations. This letter contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and you with respect to the subject matter hereof.

This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the parties hereby agree to amend this letter as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this letter fails to comply with the provisions of Section 409A, the remaining provisions of this letter shall remain in effect, and this letter shall be administered and applied as if the non-complying provisions were not part of this letter. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this letter to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this letter. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service”. Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this letter shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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Please indicate your acceptance of the terms and conditions of this letter by signing in the space indicated below and returning one copy of this letter to me.

We look forward to working with you.

Sincerely,

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chairman

Accepted and Agreed:

By:	/s/ Erik Emerson
Name:	Erik Emerson

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SCHEDULE A

RESTRICTIVE COVENANT AGREEMENT

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CONFIDENTIALITY, RESTRICTIVE COVENANT

AND INTELLECTUAL PROPERTY AGREEMENT

As a condition of my employment and/or continued employment with Marina Biotech, Inc., its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I, Erik Emerson, agree to the following (the “Agreement”):

1. Confidential Information. I agree that I have had, or will have, access to the Company’s Confidential Information, as defined herein, that such Confidential Information is valuable to the Company, and that the unauthorized release of that information would cause serious damage to the Company. I therefore agree to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any of the Company’s proprietary information, technical data, trade secrets or know-how, including but not limited to, sketches and drawings, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, engineering, marketing, finances, business plans, or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation, including any confidential information relating to the business and assets that were acquired by the Company from Symplmed Pharmaceuticals LLC pursuant to that certain Asset Purchase Agreement between the Company and Symplmed Pharmaceuticals LLC dated on or about the date of this Agreement. In the event that I am required by law to disclose any Confidential Information, I will give the Company prompt advance written notice thereof and will assist the Company in obtaining an order to protect the Confidential Information from public disclosure.

2. Inventions

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, designs, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s business, products or product development, and which are not assigned to the Company hereunder. If there are no such Prior Inventions indicated on Exhibit A, I represent that there are no such Prior Inventions. If in the course of providing services to the Company, I incorporate into a Company product, process or design a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or design.

(b) Assignment of Inventions. I acknowledge that during my employment with the Company and/or during such time as I am providing services to the Company as a consultant, contractor, or in any capacity (both my employment and/or my provision of services are referred to collectively herein as “employment” or being “employed”), I may be expected to undertake creative work, either alone or jointly with others, which may lead to inventions, original works of authorship, developments, concepts, improvements, trade secrets or other intellectual property rights, whether or not patentable or registrable under copyright or similar laws (“Inventions”). I hereby agree that all Inventions created while employed by the Company (whether or not on the Company’s premises or using the Company’s equipment and materials or during regular business hours), and in connection with my employment by the Company, shall be a work-for-hire and shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions. In addition, any Inventions created after the termination of my employment with the Company which are based upon or derived from Confidential Information shall be the sole and exclusive property of the Company, and I hereby assign to the Company all of my right, title and interest in and to any and all such Inventions.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, in every way, to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

(d) Application. I agree that the provisions of this Section 2 shall apply with respect to any and all Inventions, whether created during my employment with the Company or any predecessor entity, or during any pre-organization period that directly apply to the Company’s business as of the date of creation. I acknowledge that the Company and its future investors shall rely on this representation.

3. Returning Company Documents. I agree that, at the time I cease performing services for the Company, I will immediately deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, including all Confidential Information, or reproductions of any aforementioned items developed by me in connection with my employment with the Company or otherwise belonging to the Company, its successors or assigns.

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4. Non-Solicitation/Non-Service

(a) Non-Solicit. To the extent permitted by law, I agree that while I am employed by the Company and for a period of twelve (12) months immediately following the termination of my employment from the Company for any reason, I shall not either directly or indirectly:

(i) hire, solicit, induce, recruit or encourage any of the Company’s employees or independent contractors to leave their employment or end their relationship with the Company, or take away such employees or independent contractors, or attempt to solicit, induce, recruit, encourage or take away employees and independent contractors of the Company, either for myself or for any other person or entity; or

(ii) solicit, induce, or attempt to solicit or induce any customer, vendor or client of the Company to terminate his, her or its relationship with the Company or to encourage said customer, vendor or client to use my services or those provided by an entity with which I am employed or affiliated to the detriment of the Company.

(b) Non-Service. To the extent permitted by law, I agree that while I am employed by the Company and for a period of twelve (12) months immediately following the termination of my employment from the Company for any reason, I shall not, directly or indirectly, on my own behalf or on behalf of any person, firm, company or entity (whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, participate in, perform services for (whether as an employee, consultant or otherwise), invest in, own an interest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business substantially similar to or competitive with the business of the Company at such time.

(c) Reasonableness/Judicial Reformation. I agree that the restrictive covenants in this section are reasonable under the circumstances, and I further agree that if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended.

5. Non-Disparagement. I agree that I will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company, or its good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative, shareholder or employee, past or present, of the Company.

6. Equitable Relief & Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth herein. Accordingly, I agree that if I breach any of the covenants contained herein, the Company will have available, in addition to any other right or remedy available, the right to cease making any payments otherwise due to me (to the extent permitted by law) and the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I agree that the time periods of the restrictive covenants contained herein shall be extended by any and all periods during which I am in breach of such restrictive covenants.

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7. General Provisions

(a) Severability. I agree that if one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the parties’ intent. Without limiting the generality of the foregoing, the parties hereby expressly state their intent that, to the extent any provision of this Agreement is unenforceable due to the scope (temporal, geographic or otherwise) being too broad, the court or arbitrator properly adjudicating any dispute with respect thereto shall modify such provision to the minimum extent necessary to cause such provision to be enforceable.

(b) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I acknowledge and agree that I cannot assign or transfer this Agreement nor any rights hereunder without the express written consent of the Company, in its absolute discretion. The Company, however, shall have the right to assign this Agreement and/or any of its rights or obligations set forth herein.

(c) Survival. I agree that notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive any termination of my employment with the Company and/or termination of this Agreement, and shall remain in full force and effect indefinitely.

(d) Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

(e) Amendment. This Agreement may only be amended by written agreement of the parties hereto.

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Marina Biotech, Inc.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Chairman
Date:	June 5, 2017

By:	/s/ Erik Emerson
Name:	Erik Emerson
Date:	June 5, 2017

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature:

Print Name: Erik Emerson

Date: June __, 2017